Exhibit 10.23

November 22, 2006

Mr. Jim Patterson, CEO

Ethanol Grain Processors

308 Windemere Woods Drive

Nashville, TN 37215

Dear Jim:

I am pleased to confirm Farm Credit Services of Mid-America and all participating financial institutions, including CoBank (collectively “Lenders”) have approved construction and working capital financing for Ethanol Grain Processors, LLC (EGP or Company).  The Company’s status as being eligible to borrow from Farm Credit Services of Mid-America has been confirmed.

Lenders have approved underwriting $90,000,000 in term financing and a $5,000,000 seasonal line of credit, as outlined herein.  Our legal counsel will prepare all loan documentation, in form and substance satisfactory to all Lenders, where all terms and conditions will be specified.

The loan documentation process will include execution of an agreement between Farm Credit Services of Mid-America and CoBank, whereby all rights and obligations associated with the administration and servicing of the loan commitments are documented as being the responsibility of CoBank.  The process of preparing and seeking execution of this agreement, as well as the participation agreements between CoBank and all Lenders will be completed simultaneously with the process of preparing and negotiating the lending agreements

Borrower:

Ethanol Grain Processors, LLC, a Tennessee limited liability company (Borrower or Company)

Purpose:

To finance construction of a 100 million gallon (minimum) annual capacity dry-mill ethanol production facility near Obion, Tennessee and to provide funding for working capital purposes.  Production facility is to be in production by no later than October 31, 2008.

Project Cost:

Not to exceed an aggregate $144,000,000 for all direct construction-related costs, contingencies, capitalized interest, costs to organize, financing costs, and pre-production period expenses.  This amount specifically excludes funding for working capital purposes.

Proposed Term Financing:

Aggregate term financing of $90,000,000 in senior secured debt is proposed.  To provide cash management flexibility, this amount will include a $60,000,000 Term Loan and a $30,000,000 Revolving Term loan.

Proposed Term Repayment:

The aggregate senior secured debt will be amortized in equal principal payments, over a 10-year period.  The first payment will be scheduled 6 months following projected start-up.

Proposed Seasonal Financing:

An annually renewable seasonal line of $5 million will be made available, with loan advances tied to eligible grain inventory and/or equity in CBOT hedge positions.

Letters of Credit:

At Company’s request, a $169,000 letter of credit, related to a natural gas contract, will be carved-out of the Revolving Term Loan.

Free Cash Flow Payments:

In addition to the Term Repayment previously outlined, the Company shall make annual special payments equal to 75% of the available Free Cash Flow of the Company, provided, however, that if such payment(s) would result in a covenant default, the amount of the payment(s) shall be reduced to an amount which would not result in a covenant default.  Such payments shall be applied to the principal installments in the inverse order of maturity.  The Free Cash Flow payment requirement will be discontinued when the aggregate total received from such payments exceeds $13,000,000, OR at the end of four complete fiscal years of operations, whichever occurs first; if the first year of operations is a partial year, this requirement will cover the short year and the next four complete years.  Additionally, the Free Cash Flow payment for any single year will be limited to $4,000,000.

The term Free Cash Flow is defined as the Company’s annual profit net of taxes, plus the respective fiscal year depreciation and amortization expense, minus allowed capitalized expenditures for fixed assets, allowed distributions to the owners, and regular scheduled term loan payments to CoBank and other long-term creditors.  For the purpose of this definition, capitalization expenditures for the plant’s initial construction will not be deducted from the calculation.

Availability:

All lending conditions must be met and required minimum equity funds expended prior to any advance of loan proceeds.

Advances must correlate to budget and construction timeline projections.  In addition, CoBank will require all loan advances to flow through a title insurance company qualified to administer such disbursements, and to verify the receipt of lien waivers/that no liens have been placed against the project.

An appraisal of the proposed facility and verification of construction progress by a third-party engineer will also be required.

Interest Rates:   (calculated on a 360 day basis)

Initially, all outstanding balances (all loans) will accrue interest at a variable rate, indexed to CoBank’s Base Variable Rate (CoBank Base).  This rate will be Base + 25 basis points (bp).

Options to convert outstanding balances to (up to) 5 LIBOR based fix rate loans (1, 2,3,6,9 or 12 months) simultaneously outstanding will be available.  Each LIBOR loan must be in a minimum amount of $100,000.  This rate will be LIBOR + 315 bp.

Additionally, CoBank may provide daily quoted fixed rate options, through the life of the loan(s), subject to the funding flexibility available from all loan participants, with minimum fix periods of 180 days.

Subsequent to plant start-up and upon satisfaction of the aforementioned ($13,000,000) aggregate Term Loan sweep payments, the above noted variable and fixed rates will be reduced by 25 bp.  Respectively, the variable and LIBOR rates will be reduced to Base +0 bp and LIBOR +290 bp.

Arrangement, Administration, and Unused Fees:

Arrangement fee:  3/4 of 1% of the each loan requested (term, revolving term and seasonal), due at execution of loan documents

Administration fee:  $40,000 due November 2007, then reducing to $30,000 due November 2008 and annually thereafter.

Unused commitment fee on Revolving Term loan and Seasonal Line of Credit: ½ of 1% calculated on an annualized basis, billed monthly

Other:  Fees or costs associated with appraisal, inspecting engineer, title insurance and loan disbursing will be billed directly to Borrower.

Security:

Commitments will be secured by an insured first-position lien on all personal property and real estate owned by Borrower.  Security requirements will also include an assignment of all contracts and rights pertinent to on-going operation of the facilities.

Voluntary Prepayments:

Prepayment due to refinancing prior to the third anniversary of the plant start-up will, result in a 2% penalty based on the total amount of commitments in effect at such time.

In the normal course of business (not due to refinancing), variably priced loans may be prepaid in part or whole, without penalty.  Prepayment of fixed priced loans (prior to maturity) will be subject to a broken funding surcharge.

Representations and Warranties, Conditions Precedent, Affirmative and Negative Covenants:

Documentation will contain representations, warranties, conditions precedent, affirmative (including, without limitation, the Financial Covenants) and negative covenants, including reporting requirements customary for Loans of this type.  Company will pay all reasonable expenses required to prepare loan and collateral documentation, including fees paid to CoBank’s internal counsel (not to exceed $5,000).  In the event CoBank deems it necessary to employ external legal counsel, related costs will be passed-through directly to the Company.

Financial Covenants:

Primary financial covenants, all determined in accordance with Generally Accepted Accounting Principles (GAAP), will include but are not limited to:

Minimum Working Capital: (Current Assets minus Current Liabilities) Require not less than $9,000,000 effective upon start-up, increasing to $12,000,000 at FYE 2009 and continuously thereafter.  In the event the term revolver is not fully advanced, the unadvanced portion of the revolver will be included in the calculation of working capital.

Net Worth: Require upon loan closing satisfactory evidence of total funding at time of original equity contribution from invested equity capital and non-repayable grants acceptable to senior lenders totaling not less than $68,000,000.  Thereafter, continuously require not less than $64,000,000; (then) increasing to not less than $68,000,000 effective at the company’s FYE 2009

Debt Service Coverage (DSC): Require a ratio based on each fiscal year end not less than 1.25:1.  Debt Service Coverage is defined as the Company’s profit net of taxes plus depreciation and amortization expenses divided by the current portion of total long-term debt.

Profit Distributions: With respect to fiscal 2008, the cash distribution to members/owners will be limited to 40% of the net profit for the (short) year, after receipt of the audited financial statements for fiscal 2008.  With respect to fiscal 2009 and each fiscal year thereafter, a cash distribution may be made to the Company’s members/owners of up to 40% of the net profit for such fiscal year after receipt of the audited financial statements for the pertinent period, provided the Company is and is expected to remain in compliance with all loan covenants, terms and conditions.  Furthermore, a distribution may be made in excess of 40% of the net profit for such fiscal year (2009 and thereafter) IF the Company has made the required Free Cash Flow payment based on such fiscal year, AND will remain in compliance with all loan covenants on a pro forma basis net of said additional payment.

Fixed Asset Expenditure Limit: Company will not, without prior CoBank consent, in any fiscal year after commencement of operations by the plant, expend more than $1,000,000 in the aggregate for the acquisition of assets, including leases, which are capitalized in accordance with GAAP.

Other Loan Conditions/Covenants:

Loan conditions/covenants will also include, but are not limited to:

•                  Other indebtedness, operating and or capital leases, and contingent liabilities are not allowed without specific consent from all participant lenders;

•                  Evidence of application and execution of all required permits;

•                  Receipt of risk management policies related to corn procurement, marketing of ethanol and marketing of DDGS, acceptable to CoBank not less than six months prior to plant start-up;

•                  Receipt of acceptable ethanol and DDGS marketing plans, and retention of related organizations experienced in marketing said products, acceptable to CoBank not less than six months prior to plant start-up;

•                  Receipt of copies of all engineering and construction contracts with warranty, payment retainages, fixed-price provisions, and process guarantees acceptable to CoBank; performance bonding of the construction and/or engineering components of the project may also be required at CoBank’s sole discretion;

•                  Evidence of construction/builder’s risk insurance coverage;

•                  Completion of a flood zone certification and, if applicable, placement of flood insurance per FEMA regulations;

•                  Receipt of an environmental assessment with scope and results acceptable to CoBank;

•                  Submission of an annual audit prepared in accordance with GAAP within 90 days of each fiscal year-end by a CPA firm acceptable to CoBank;

•                  Submission of monthly financial statements and such other production, sales, shipment-related reports as may reasonably be requested by the Bank within 30 days of each month-end;

•                  Require consent to any changes in the terms of the Company’s Articles of Organization, Operating Agreement, or marketing agreements;

•                  Submission of an annual business plan and operating budget;

•                  Provide earthquake and builders risk insurance certificates reflecting coverage acceptable to CoBank.

Governing Law:  State of Colorado

Miscellaneous:  This commitment may not be assigned by the Company.  Any attempt by the Company to assign this commitment shall immediately void the commitment.

CoBank and Farm Credit Services of Mid-America shall have the right to terminate this commitment in any of the following circumstances (as well as other circumstances specified herein):

1.               If this commitment is not signed by the Company and, along with a $60,000 non-refundable partial payment of the arrangement fee, returned by the close of business on December 15, 2006.

2.               This commitment is conditional to successful negotiation of final loan and security documents, acceptable in all respects to the Lenders.

3.               If the term and seasonal loans outlined herein are not closed to CoBank and Farm Credit Services of Mid-America’s satisfaction by February 28, 2007.

4.               If any material adverse event or development shall occur in connection with the Company that, as determined by CoBank and Farm Credit Services of Mid-America in their sole discretion, will impact the Company’s anticipated ability to perform its obligations under the Loans if ultimately closed.

Sincerely,

/s/ Doug Jones

Doug Jones

Vice President

Accepted: CoBank, ACB		Accepted: Ethanol Grain Processors, LLC

By:	Doug Jones	By:	James K. Patterson
Printed Name		Printed Name

	/s/ Doug Jones		/s/ James K. Patterson
Signature		Signature

	Vice President		CHIEF EXECUTIVE OFFICER
Title		Title

	11/28/06		11/24/06
Date		Date

Accepted: Farm Credit Services of Mid-America

By:	Ralph M. Bowman
Printed Name

/s/ Ralph M. Bowman
Signature

Vice President
Title

11/27/06
Date